Exhibit 10.2

Amendment No. 1 to Employment Agreement

This Amendment No. 1 to Employment Agreement (the "Amendment") is made and entered into as of March 5, 2026, by and between Kurt Kalbfleisch (the "Executive"), and Sphere 3D Corp., an Ontario corporation (the "Employer") (all parties collectively referred to as the "Parties").

WHEREAS, on November 11, 2025, the Parties entered into the Third Amended and Restated Employment Agreement (the "Employment Agreement") pursuant to which the Employer employs the Executive as Chief Executive Officer ("CEO") and Chief Financial Officer ("CFO"); and

WHEREAS, the Parties desire to amend the Employment Agreement on the terms set forth herein effective as of the date first written above (except as provided below).

NOW, THEREFORE, in consideration of the mutual covenants, promises, and obligations set forth herein, the Parties agree as follows:

Retention Bonus

1. New Section 5(j) is added to the Employment Agreement which reads as follows:

Should the proposed acquisition of Cathedra Bitcoin Inc. a British Columbia corporation ("Cathedra") by the Employer or any of its affiliates (the "Transaction") be consummated during the Executive's employment with Employer, then, following the consummation of the Transaction, if and only if (a) Employer and its subsidiaries and affiliates (including, without limitation, Cathedra) (collectively, the "Combined Company") establish an aggregate of sixty-three (63) megawatts of online power capacity (subject to such aggregate amount of megawatts being reduced on a one-to-one basis in connection with any sale of a datacenter site approved by either (A) Employer or Cathedra's board of directors, as applicable, prior to the consummation of the Transaction or (B) the Combined Company's board of directors following the consummation of the Transaction) by the second anniversary of the consummation of the Transaction (the "Megawatt Condition") and (b) either (i) the Executive continues to be employed with Employer through January 1, 2027 or (ii) the Executive's employment with Employer is terminated for any reason (including, for the avoidance of doubt, on account of Executive's death or Disability) other than by Employer for Cause or by the Executive without Good Reason  ("Employment Condition" and together with the Megawatt Condition, the "Vesting Conditions"), Employer (or its successor entity) shall pay the Executive a cash bonus in an amount equal to $1,095,000 (the "Cash Bonus"). The Cash Bonus, if any, shall be payable in monthly installments of $91,250, with the first installment to be made in the calendar month in which the last Vesting Condition was satisfied and the last installment (which shall include the $91,250 plus any unpaid balance of such Cash Bonus) to be made no later than March 15 of the calendar year immediately following the calendar year in which the last Vesting Condition was satisfied (for the avoidance of doubt, the entire Cash Bonus shall be paid to the Executive no later than such March 15). Notwithstanding the foregoing, (x) if the Megawatt Condition is not satisfied by the second anniversary of the Transaction, (y) the Executive's employment with the Employer is terminated by the Employer for Cause or by the Executive without Good Reason prior to January 1, 2027, or (z) Executive's employment is terminated either by the Employer without Cause or by Executive for Good Reason on or prior to the 180-day anniversary of the consummation of the Transaction, then, in each case, the Executive shall not be entitled to the Cash Bonus hereunder. For the avoidance of doubt, if the Executive's employment with the Employer terminates for any reason after January 1, 2027, (including, for the avoidance of doubt, on account of Executive's death or Disability), then the Executive will remain eligible to receive the Cash Bonus once the Megawatt Condition is satisfied (regardless of whether the Executive is employed at the time the Megawatt Condition is satisfied); provided that the Executive shall not be entitled to receive the Cash Bonus to the extent the Executive's employment was terminated either by the Employer without Cause or by the Executive for Good Reason on or prior to the 180-day anniversary of the consummation of the Transaction which entitles the Executive to the Conditional Severance Payments under Section 7(d) of this Agreement.

Notwithstanding the foregoing, upon any applicable Cash Bonus monthly payment date, if, the Combined Company's board of directors, acting reasonably, determines that the Combined Company does not have sufficient cash to pay such monthly payment, then the Combined Company may satisfy such payment in the form of fully vested common shares of the Combined Company with a fair market value equal to the monthly installment payment, provided the issuance of such shares by the Combined Company is registered under the Securities Act of 1933, as amended (the "Securities Act").

Transaction Bonus

2. New Section 5(k) is added to the Employment Agreement which reads as follows:

Should the Transaction be consummated and the Executive is employed with the Employer upon the consummation of the Transaction (the "Transaction Date"), the Employer shall pay Executive a transaction bonus equal to $300,000 (the "Transaction Bonus"). The Employer shall pay Executive the Transaction Bonus in three (3) equal monthly installments on the first payroll date following the Transaction Date, and the first payroll dates following the first and second month anniversaries of the Transaction Date.

Change to Compensation

3. Effective as of the Transaction Date, Section 5(a) Base Salary is reduced to $330,000.

4. Effective as of the Transaction Date, Section 5(b) Target Bonus for 2026 and subsequent years is reduced to 90% of Base Salary.

Changes to Severance

5. New Section 7(d) is added to the Employment Agreement which provides as follows:

(d) Notwithstanding anything to the contrary in this Agreement, in the event of the termination of Executive's employment either by the Employer without Cause or by Executive for Good Reason in connection with, or within the 180 day period after the consummation of the Transaction, then in lieu of the Termination Benefits provided under Section 7(a), Employer shall pay or otherwise provide Executive:

(i) subject to and conditioned upon the satisfaction of the Megawatt Condition, a cash amount equal to $1,095,000 (the "Conditional Severance Payment");

(ii) the benefits described in Section 7(a)(iii); and

(iii) the benefits described in Section 7(a)(iv).

The Conditional Severance Payment, if any, shall be payable as salary continuation for the eighteen (18) month period following termination of Executive's employment by the Employer without Cause or by Executive for Good Reason; provided, however, if the Megawatt Condition is not satisfied as the date of termination of Executive's employment, payment shall commence on the first payroll period of the Employer following such satisfaction of the Megawatt Condition with the first installment including payment of all prior unpaid amounts though such date. Notwithstanding the foregoing, and for the avoidance of doubt, if the Megawatt Condition is not satisfied by the second anniversary of the Transaction Date, Executive shall not be entitled to the Conditional Severance Payment and shall only be entitled to the benefits described in Sections 7(a)(iii) and 7(a)(iv).

Notwithstanding the foregoing, upon any applicable Conditional Severance Payment monthly payment date, if, the Combined Company's board of directors, acting reasonably, determines that the Combined Company does not have sufficient cash to pay such monthly payment, then the Combined Company may satisfy such payment in the form of fully vested common shares of the Combined Company with a fair market value equal to the monthly installment payment, provided the issuance of such shares by the Combined Company is registered under the Securities Act.

Any payment(s) made to the Executive as set forth in Paragraph 7(d) shall be conditional upon the execution and delivery (and non-revocation) by the Executive of a full and final release of claims in favor of the Employer, in form and substance acceptable to the Employer no later than thirty (30) days after the date of termination of Executive's employment or, if later, the date on which the Megawatt Condition is satisfied.

Notwithstanding the foregoing, nothing in this Section 7(d) shall be construed to affect the Executive's right to receive COBRA continuation entirely at the Executive's own cost to the extent that the Executive may continue to be entitled to COBRA continuation after the Executive's right to cost sharing under Section 7(d)(iii) ceases.

For the avoidance of doubt, if the Conditional Severance Payment becomes payable to Executive hereunder, then Executive shall not be entitled to the Cash Bonus.

6. Effective as of the 181-day anniversary of the Transaction Date, provided that the Executive remains employed with the Employer on such date, Section 7(a)(i) is revised to read as follows:

(i) continued payment of the Executive's Base Salary plus the Executive's Target Bonus (based on it being payable in full), in each case, in effect as of the date of termination for the period from the date of termination until the date that is twelve (12) months after the date of termination to be paid as salary continuation;

7. The seventh paragraph of Section 7(a) starting with "Any payment(s) made" is revised to read as follows:

Any payment(s) made to the Executive as set forth in Paragraph 7 shall be conditional upon the execution and delivery (and non-revocation) by the Executive of a full and final release of claims in favor of the Employer, in form and substance acceptable to the Employer no later than thirty (30) days after the date of the termination of Executive's employment.

8. Effective as of the Transaction Date, a new sentence is added at the end of the eighth paragraph in Section 7(a) starting with "Notwithstanding the foregoing" which reads as follows:

Additionally, Employer and Executive agree that the cost sharing under Section 7(a)(iii) above shall apply in the case of a termination of Executive's employment with the Employer for any reason other than a termination for Cause.

Changes to Title and Good Reason

9. The first paragraph of Section 3 is revised by adding the following at the end thereof:

Notwithstanding the foregoing, effective as of the date of the consummation of the Transaction, the Executive shall serve the Employer as the Chief Financial Officer ("CFO") and shall have the customary powers, responsibilities and authorities of a CFO, as are reasonably assigned by the Chief Executive Officer of the Employer.

10. Subsection (b) of the first paragraph of Section 3 is revised by adding the following at the end thereof:

(b) the Executive's change of role and title as Chief Financial Officer by the Company shall constitute Good Reason pursuant to Section 7(a).

11. Section 7 definition of "Good Reason" is revised by changing the last paragraph to read as follows:

Notwithstanding the foregoing, "Good Reason" shall not exist under subsections (i) and (ii) above unless: (w) the Executive provides Employer detailed written notice setting forth the circumstances of such conduct or condition within sixty (60) days following the date that the Executive becomes aware of such circumstances constituting "Good Reason" (the "Good Reason Notice"); (x) the Employer has thirty (30) days to cure such conduct or condition claimed to give rise to Good Reason; (y) the Employer fails to cure by the end of the thirty (30) day cure period; and (z) Executive resigns for Good Reason within ninety (90) days following the Employer's failure to cure; provided that Executive must both (1) provide Employer with such Good Reason Notice within such sixty (60) day period following the date that Executive becomes aware of such circumstances constituting Good Reason, and (2) resign within such ninety (90) day period following the Employer's failure to cure, in order to resign for Good Reason in connection with such circumstances.

12. Section 7(a)(ii) is revised to read as follows:

(ii) all unpaid and accrued vacation since the Transaction Date;

General

13. Capitalized terms used in this Amendment not otherwise defined shall have the meaning ascribed to such terms in the Employment Agreement.

14. This Amendment is subject to, and conditioned upon, the closing of the Transaction and shall become null and void ab initio if the arrangement agreement to be entered into by Cathedra and the Employer relating to the Transaction is terminated for any reason.

15. Except as otherwise expressly provided herein, the Employment Agreement shall remain in full force and effect.

[Signatures on Following Page]

Acknowledgement of Full Understanding. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT THE EXECUTIVE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT THE EXECUTIVE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF THE EXECUTIVE'S CHOICE BEFORE SIGNING THIS AGREEMENT.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SPHERE 3D CORP.

By: /s/ Duncan McEwan

       Duncan McEwan, Director

       Chairman of the Board

By:  /s/ Sue Harnett

       Sue Harnett, Director

       Chairperson of the Compensation Committee

EXECUTIVE:

By: /s/ Kurt Kalbfleisch

       Kurt Kalbfleisch

[Signature page Sphere 3D – K. Kalbfleisch Employment Agreement Amendment No. 1]